EXHIBIT 99.1

Autobytel Inc. Receives Notification From NASDAQ

IRVINE, Calif., – September 18, 2009 – Autobytel Inc. (Nasdaq: ABTL), a leading automotive marketing services company, today announced that it received a letter dated September 15, 2009, from The NASDAQ Stock Market, notifying Autobytel that during the preceding 30 consecutive business days, the closing bid price of Autobytel’s common stock has been below the $1.00 minimum bid price per share required for continued listing on the NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1).  This notification does not result in the immediate delisting of Autobytel’s common stock from the NASDAQ Global Market.

The notification states that, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), Autobytel will be provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5450(a)(1) by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive business days.  Under the Listing Rules, the NASDAQ staff may exercise its discretion to extend this 10 day period. If Autobytel does not regain compliance with the minimum bid requirement during this initial 180-day period, NASDAQ will provide notice to Autobytel that Autobytel’s common stock is subject to delisting from the NASDAQ Global Market.  If Autobytel receives such a notice, it may appeal the delisting determination to the NASDAQ Hearing Panel or may apply to transfer the listing of its common stock to the NASDAQ Capital Market if Autobytel satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement.  If such application to the NASDAQ Capital Market is approved, then Autobytel may be eligible for an additional grace period.

Autobytel is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.

About Autobytel Inc.

Autobytel Inc. is an automotive marketing services company that assists automotive dealers and manufacturers sell cars and light trucks.  By connecting consumers to automotive dealers and manufacturers through internet lead referral programs and on-line advertising, the Company provides automotive dealers and manufacturers with opportunities to efficiently market their vehicles to potential customers.  The Company purchases from third party sites and generates from its owned websites consumer internet requests, or "leads," for pricing and availability for new and used vehicles as well as for vehicle financing.  The Company sells leads primarily to its automotive dealer and manufacturer customers.  Leads are purchased from a network of supplier websites.  The Company owns consumer-facing automotive websites, including Autobytel.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, that provide consumers with information and tools to aid them with their automotive purchase decisions.  In addition to advertising opportunities on its owned websites, the Company provides advertising opportunities for automotive manufacturers and other automotive advertisers through the Company's marketing network, which includes the automotive sections of third party co-branded websites operated by the Company and the Company's AutoReach advertising network.

# # #

Contact:
Crystal Hartwell, Investor and media relations
949.437.4755
crystalh@autobytel.com
PondelWilkinson Inc., Investor relations
Roger Pondel/Laurie Berman, 310.279.5980
investor@pondel.com